                          SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
           Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]
Check the appropriate box:
[X] Preliminary Proxy Statement     [ ] Confidential, for Use of
                                        the Commission Only (as
                                        permitted by Rule 14a-
                                        6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   UNITED CITIES GAS COMPANY
-----------------------------------------------------------------
       (Name of Registrant as Specified in Its Charter)

                    SOUTHERN UNION COMPANY
-----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-
    6(i)(2) or Item 22(a)(2) of Schedule 14A.

[X] $500 per each party to the controversy pursuant to Exchange
    Act 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
    6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transaction
         applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------
    (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by regis-tration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:

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     (2)   Form, Schedule or Registration Statement No.:

-----------------------------------------------------------------
     (3)   Filing Party:

-----------------------------------------------------------------
     (4)   Date Filed:

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

                     SUBJECT TO COMPLETION
        PRELIMINARY PROXY STATEMENT DATED OCTOBER 18, 1996

                    OPPOSITION PROXY STATEMENT
                    --------------------------
                      SOUTHERN UNION COMPANY
                 504 Lavaca Street, Eighth Floor
                      Austin, Texas  78701

             PROXY STATEMENT OF SOUTHERN UNION COMPANY
           IN OPPOSITION TO THE PROPOSED MERGER BETWEEN
       UNITED CITIES GAS COMPANY AND ATMOS ENERGY CORPORATION
                  -------------------------------

TO ALL SHAREHOLDERS OF UNITED CITIES GAS COMPANY:

This Opposition Proxy Statement is being furnished to holders (the "Shareholders") of the common stock, without par value (the "Common Stock"), of United Cities Gas Company ("United Cities") in connection with the solicitation of proxies by Southern Union Company ("Southern Union") for use in connection with United Cities' Special Meeting of Shareholders which is scheduled to be held on November 12, 1996, at 10:30 a.m. at the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee (the "Special Meeting"). According to the Board's Proxy Statement (defined below), as of the close of busi-ness on October 2, 1996 (the "Record Date"), there were 13,174,794 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Only Shareholders of record on the Record Date are entitled to vote at the Special Meeting. This Opposition Proxy Statement and form of proxy are
first being sent to Shareholders on or about October    , 1996.
                                                     ---

Southern Union, which as of the Record Date was, and presently is, the beneficial owner of 6.5% of United Cities' outstanding Common Stock, opposes the proposed merger (the "Merger") between United Cities and Atmos Energy Corporation ("Atmos") and is seeking your support in opposing the Merger by urging you to (i) VOTE AGAINST THE MERGER and (ii) ASSERT YOUR DISSENTERS' RIGHTS under the Illinois Business Corporation Act of 1983. The Board of Directors and executive officers of Southern Union, along with other persons who may participate in this opposition solicita-tion, are listed on Appendix A attached hereto. Southern Union knows of no matter to come before the Special Meeting other than those outlined herein.

Southern Union believes that the Board of United Cities: (i) did not act in the best interests of Shareholders by entering into the Agreement and Plan of Reorganization, dated July 19, 1996, with Atmos, as amended by Amendment No. 1 to Agreement and Plan of Reorganization, dated October 3, 1996, and the related Plan of Merger (together, the "Merger Agreement") without seeking com-peting proposals from third parties; (ii) has acted in a manner designed to give you no viable alternative except to vote for the proposed Merger by agreeing to a termination fee of $15,000,000 (the "Termination Fee") to be paid to Atmos in the event the Merger is not consummated under certain circumstances; (iii) improperly rewarded certain executive officers of United Cities by giving them additional benefits, including a payment of up to $8.9 million to its executive officers in the event of a change of control of United Cities with any party other than Atmos, which further inhibits the success of any competing offer for United Cities; (iv) failed to obtain price protection despite the volatile nature of the Atmos stock offered in the Merger; and (v) deprived stockholders of as much as $2,000,000 to be paid to PaineWebber Incorporated ("PaineWebber") if the Merger is com-pleted for its fairness opinion, which is useless to Share-holders, when PaineWebber could have been used to assist in pursuing competing proposals to maximize Shareholder value.

As a Shareholder of United Cities, WHETHER TO PROCEED WITH THE MERGER IS A DECISION OVER WHICH YOU HAVE AUTHORITY TO ACT. Southern Union urges you to take the time to understand the Joint Proxy Statement of United Cities and Atmos, which includes the Prospectus of Atmos (the "Board's Proxy Statement"), which you receive from United Cities, to be sure that you understand the proposed Merger as it stands as of the time that you vote, and that you take the time to understand why Southern Union objects to the proposed Merger, as set forth in this Opposition Proxy Statement.

October    , 1996
        ---

          PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

                 THE GOLD OPPOSITION PROXY CARD

Southern Union urges you to vote AGAINST the proposed Merger between United Cities and Atmos on the GOLD OPPOSITION PROXY CARD (the "Opposition Proxy"), which will be provided to Shareholders of record of the Common Stock as of the Record Date. Further, Southern Union recommends that you assert your dissenters' rights ("Dissenters' Rights") with respect to your shares and the pro-posed Merger, pursuant Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983 (the "Illinois Act"). See "DISSENTERS' RIGHTS" below.

Southern Union presently intends to vote against the Merger and to assert its Dissenters' Rights. The obligation of United Cities and Atmos to effect the Merger is subject to certain con-ditions including, among other things: that the holders of fewer than 10% of the outstanding shares of United Cities Common Stock have asserted their Dissenters' Rights; and that Atmos has received the written opinion of its independent accountants that the Merger can be accounted for as a pooling of interests. If the holders of 10% or more of the outstanding shares of United Cities Common Stock as of the Record Date assert their Dissenters' Rights as to the Merger, it is unlikely that the Merger could be accounted for as a pooling of interests.

IF THE MERGER AGREEMENT IS TERMINATED AS A RESULT OF EITHER THE SHAREHOLDERS OF UNITED CITIES NOT APPROVING THE MERGER OR THE HOLDERS OF 10% OR MORE OF THE OUTSTANDING SHARES OF UNITED CITIES COMMON STOCK ASSERTING THEIR DISSENTERS' RIGHTS, THEN UNITED CITIES WOULD NOT BE OBLIGATED TO PAY ATMOS THE $15,000,000 TER-MINATION FEE.

You may use the Opposition Proxy to Vote For or Against the pro-posed Merger. Because the Merger requires the approval of a majority of the shares of Common Stock outstanding as of the Record Date, failure to vote or to return either the Opposition Proxy or the proxy accompanying the Board's Proxy Statement will have the same effect as a vote against the Merger. Abstentions and broker non-votes also will have the same effect as votes against the Merger.

Southern Union urges you to complete, sign and date the enclosed OPPOSITION PROXY and to return it in the enclosed prepaid envelope as soon as possible. This will not prevent you from attending the Special Meeting and voting your shares in person even if you have previously returned a proxy card since a proxy is revocable up to the time it is voted. IF YOU HAVE VOTED FOR THE MERGER ON A UNITED CITIES PROXY, YOU MAY STILL VOTE AGAINST THE PROPOSED MERGER ON THE OPPOSITION PROXY MERELY BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD.

Southern Union also urges you to assert your Dissenters' Rights.
A vote against the Merger, a non-vote or an abstention from voting is not enough, by itself, to assert your Dissenters'
Rights.  See "DISSENTERS' RIGHTS" below.

Shares represented by a valid unrevoked Opposition Proxy will be voted as specified. If no specification is made, shares repre-sented by an Opposition Proxy will be voted AGAINST the Merger, as described in the Board's Proxy Statement, and will be voted in the discretion of the persons named therein on any other matters that may properly come before the Special Meeting or any adjournments or postponements thereof. Opposition Proxies may be revoked at any time provided that a written revocation which clearly identifies the proxy being revoked is executed and delivered to Southern Union Company, c/o Georgeson & Company Inc. at Wall Street Plaza, New York, New York 10005. A later dated proxy automatically revokes an earlier dated one. You may also revoke any proxy given by attending the Special Meeting and voting your shares of Common Stock. Attendance at the Special Meeting will not itself constitute the revocation of a proxy.


        PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

If you own your shares in the name of a bank, brokerage house or other custodian, nominee or other fiduciary, only such fiduciary can vote your shares of Common Stock and assert your Dissenters' Rights. Accordingly, you should contact such fiduciary and give instructions with respect to the granting your proxy and asserting your Dissenters' Rights. Such fiduciary cannot vote your shares or assert your Dissenters' Rights unless he or she receives your specific instructions.

IF YOU HAVE ANY QUESTIONS OR HAVE ANY DIFFICULTY GRANTING PROXIES
OR ASSERTING YOUR DISSENTERS' RIGHTS, YOU ARE INVITED TO CONTACT
GEORGESON & COMPANY INC. TOLL-FREE AT (800) _________.  BANKS AND
BROKERS CALL (212) __________ (COLLECT).


           PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

  BACKGROUND AND REASONS FOR THE OPPOSITION PROXY SOLICITATION

Southern Union, as of the Record Date and presently, is the bene-ficial owner of 854,300 shares of Common Stock, or 6.5% of the outstanding shares of Common Stock. In opposition to the Merger, Southern Union is seeking to solicit the proxies of Shareholders to be used: (i) to vote AGAINST the Merger; and (ii) to vote in its discretion on such other matters that may properly come before the Special Meeting or any adjournments or postponements thereof.

Southern Union has been a Shareholder of United Cities since December 1995 and has invested in excess of $16.0 million in its shares of Common Stock. Like you, Southern Union wishes to maximize the value of its investment in the Common Stock, a com-mitment that Southern Union believes should have been foremost in the minds of United Cities' Board of Directors and senior manage-ment. Southern Union believes that the history of the Merger negotiations between United Cities and Atmos, and therefore, United Cities' Board of Directors' entering into the Merger Agreement, demonstrates that the Board and management did not attempt to maximize the value of United Cities or act in the best interests of Shareholders. Rather, management sought to assure themselves of jobs and perquisites at the expense of Share-holders.

Southern Union's objections to the proposed Merger center around the following key issues:

- United Cities' Board of Directors negotiated and entered into the Merger Agreement quickly (in less than three weeks) with-out any consideration of the possibility of competing bids for United Cities despite management's knowledge of other interested parties including Southern Union.

- The Termination Fee of $15,000,000 payable to Atmos in the event the Merger is not consummated under certain circum-stances unreasonably discourages any competing offer for United Cities.

- Management benefits, including Supplemental Executive Retire-ment Plan ("SERP") benefits to certain executives (currently estimated to total to at least $5.1 million), employment con-tracts, and potential costs to United Cities of up to $8.9 million in "golden parachute" tax gross-up payments to certain executives, have deprived Shareholders of the value of such benefits and have the effect of further inhibiting any com-peting offer for United Cities.

- The United Cities Board failed to obtain any "collar" to assure the value of the Merger consideration or obtain the right to terminate the Merger Agreement if the Atmos stock price drops below a certain level, despite the volatility of Atmos' stock price.

- The fairness opinion rendered by PaineWebber is useless to Shareholders and the $2,000,000 in total payments to be made to PaineWebber if the Merger is completed instead should have been used to retain PaineWebber to assist in pursuing com-peting proposals to maximize Shareholders' value.

United Cities' Board and Management Did Not Consider Alternatives
Despite Management's Knowledge of Other Interested Parties
Including Southern Union
-----------------------------------------------------------------

United Cities entered into the Merger Agreement on July 19, 1996 despite the fact that management was aware of other interested parties, including Southern Union. Immediately prior to United Cities engaging in exclusive negotiations with Atmos, Southern Union repeatedly expressed its interest in meeting with United Cities officers in order to discuss a combination with United Cities.

        PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

The Board's Proxy Statement focuses exclusively on Atmos' his-toric expressions of interest and the negotiation of the Merger Agreement with Atmos, implying that there were no third parties interested in pursuing a transaction with United Cities. This simply was not the case. In fact, United Cities refused to entertain any proposals from third parties such as Southern Union.

On May 6, 1996, Peter H. Kelley, President and Chief Operating Officer of Southern Union, and Ronald J. Endres, Executive Vice President and Chief Financial Officer of Southern Union, approached James B. Ford, Senior Vice President and Treasurer of United Cities, regarding Southern Union's interest in meeting about a possible combination transaction. This followed
Mr. Ford's comment earlier that day during his presentation at an American Gas Association Financial Analysts Conference that, at the right price, United Cities was a buyer or a seller. Mr. Ford told Messrs. Kelley and Endres that such a meeting could be arranged. Mr. Endres called Mr. Ford on several occasions in May and June to schedule a meeting. Mr. Ford offered trips to Europe and the Olympic Games as reasons for delaying a meeting. In June, Mr. Ford eventually scheduled a meeting for August 7, 1996 at Southern Union's offices in Austin, Texas. That meeting never took place. Before that date, United Cities instead negotiated exclusively, and entered into the Merger Agreement, with Atmos.

The Board's Proxy Statement states that, in August 1995,
Charles K. Vaughan, Chairman of the Board of Atmos, first approached Gene C. Koonce, Chairman of the Board, President and Chief Executive Officer of United Cities, to inquire about the possibility of a merger between Atmos and United Cities. According to the Board's Proxy Statement, Mr. Koonce responded to the initial inquiry and subsequent inquiries of Mr. Vaughan regarding such a transaction by stating that "it was the policy of United Cities to remain independent" or "the Company was not interested" or "not for sale." It was not until a February 1996 planning session that Mr. Koonce advised the Board of his con-tacts with Atmos. At that planning session the Board of Direc-tors of United Cities heard presentations of outside consultants and industry analysts regarding developments in the gas utilities industry and a presentation of internal management regarding a potential internal restructuring to simplify United Cities' man-agement structure.

According to the Board's Proxy Statement, Mr. Koonce continued to respond to subsequent inquiries of Atmos in a similar manner until some time after May 3, 1996, APPROXIMATELY THE SAME TIME Messrs. Kelley and Endres of Southern Union first approached
Mr. Ford regarding a possible combination of United Cities with Southern Union. Later in May -- soon after Messrs. Kelley and Endres expressed Southern Union's interest in United Cities to Mr. Ford -- Mr. Koonce indicated to Mr. Vaughan that United Cities "might be willing to discuss the possibility of [a] merger [with Atmos]." See "Background of the Merger - History of the Merger Negotiations" in the Board's Proxy Statement.

Southern Union considers it indefensible that United Cities would enter into exclusive merger discussions with Atmos without, at the very least, inviting a proposal from Southern Union.
Instead, in the face of Southern Union's continuing requests to meet with United Cities' representatives, United Cities' manage-ment and Board rushed -- over less than three weeks -- into an agreement with Atmos with special terms benefitting the key executives advancing the Atmos proposal.

Now the United Cities' Board hides behind their legal claim that United Cities is not being acquired by or sold to Atmos, and that they had no legal duty to invite or consider alternatives. This claim is contradicted by the fact that in their joint press release on July 22, 1966 announcing the Merger, Atmos and United Cities described the Merger as "the acquisition by merger of United Cities by Atmos."

          PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

That United Cities is being sold to Atmos is reinforced by the fact that the Termination Fee is payable only by United Cities to Atmos. Moreover, United Cities will have a smaller portion of the post-Merger Atmos board and officers than the Shareholders' portion of Atmos shares to be outstanding after the Merger.
Under the terms of the Merger Agreement, United Cities is nominating only 4 (including Mr. Koonce who is expected to retire six months after the Merger) out of a total of 15 directors to serve on the board of directors of Atmos in the event the Merger is consummated. Atmos will appoint the other 11 directors. In addition, United Cities will have only 3 (including Mr. Koonce) of Atmos' 20 post-Merger officers. United Cities' Shareholders will have a 45% stake in the merged entity but its Board settled for, at best, 27% of its board of directors and a mere 15% of its officers. See "Management of Atmos Following the Merger - Directors" and "- Officers" in the Board's Proxy Statement.

The United Cities' Board is continuing to inhibit Southern Union's desire to propose an informed competitive offer without the cost to Shareholders of the Termination Fee and management perquisites under the Merger Agreement. The Board has refused to provide Southern Union access to certain information that they provided to Atmos, has refused Southern Union's request for a shareholder list, and is attempting to preclude Southern Union from having other benefits of its ownership of 6.5% of United Cities' outstanding shares. See "- Litigation."

A VOTE AGAINST THE MERGER SENDS A STRONG MESSAGE TO THE UNITED CITIES BOARD OF DIRECTORS THAT YOU WANT THE BOARD TO CONSIDER ALTERNATIVES THAT MAY PROVE TO BE FINANCIALLY SUPERIOR TO THE PROPOSED MERGER WITHOUT THE SHAREHOLDERS BEARING THE COST OF THE TERMINATION FEE AND SPECIAL PERQUISITES FOR MANAGEMENT.

Prohibitive Effect of the Termination Fee
-----------------------------------------

Southern Union believes that the Termination Fee unreasonably impedes the ability of potential third-party strategic partners or bidders from negotiating a merger or similar transaction with United Cities. Even if a proposal were made and pursued, the Termination Fee could deprive the Shareholders of $15,000,000.

In the event the Board of Directors determines that its fiduciary duties require it to proceed with a "Competing Transaction" (as defined in the Merger Agreement), the payment of the $15,000,000 Termination Fee in such event would effectively require the offeror to pay the equivalent of as much as a 5.5% premium over the aggregate value of the Merger consideration offered by Atmos (with the aggregate value of the Merger consideration computed by multiplying the 13,174,794 shares of United Cities Common Stock outstanding on the Record Date by the $20.875 per share lowest sale price of Atmos common stock on the New York Stock Exchange since July 22, 1996, the day the proposed Merger was announced). THE TERMINATION FEE, IN SUCH INSTANCE, WOULD COST THE SHARE-HOLDERS ABOUT $1.14 PER SHARE.

Southern Union believes that the Board of Directors and senior management of United Cities would have better served the interests of the Shareholders by investigating other potential strategic partners or bidders. That should have included Southern Union. Instead, while avoiding meeting with Southern Union, United Cities' management and Board negotiated with Atmos exclusively. The Termination Fee, in the opinion of Southern Union, should not have been agreed to until other potential avenues were investigated. Instead, Southern Union was led to believe that a meeting with United Cities to discuss a possible business combination was imminent while United Cities' Board pursued exclusive negotiations with Atmos.

          PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

Further evidence of the effort of United Cities' management to guarantee the acquisition of United Cities by Atmos is the fact that the termination fee is payable only by United Cities in the event United Cities is sold to a third party. No such fee is payable by Atmos even though United Cities is responsible for 45% of the total value of the Merger. In addition, Southern Union believes that the $2,000,000 fee (including a $1,400,000 payment due if the Merger closes) to PaineWebber would have been better earned through the Board directing PaineWebber to assist in such investigations. See "- No Price Protection Despite Speculative Value of Atmos Stock" and "- Limitations on PaineWebber Engage-ment and Uselessness of Fairness Opinion."

IT'S NOT TOO LATE.  IF THE MERGER PROPOSAL IS DEFEATED BECAUSE
------------------------------------------------------
EITHER THE APPROVAL OF THE REQUIRED MAJORITY OF SHAREHOLDERS IS NOT OBTAINED OR TEN PERCENT OR MORE OF THE SHAREHOLDERS ASSERT THEIR DISSENTERS' RIGHTS, THE $15,000,000 TERMINATION FEE WILL
                          -------------------------------------
NOT BE PAID.
-----------

Effect of Management Perquisites
--------------------------------

All one has to do is examine the generous benefits that key
United Cities executives negotiated for themselves to understand their incentive to rush into a transaction with Atmos. In the joint news release that Atmos and United Cities issued on July 22, 1996, Mr. Vaughan said the two companies had "similar management philosophies." The benefits of the Atmos proposal to United Cities' management add additional costs that assure them of the value they would obtain if the Merger is consummated but that diminish the value the Shareholders would receive from Atmos.

Under the terms of the Merger Agreement, certain members of United Cities' management and key employees who participate in the SERP (other than Mr. Koonce) will receive cash payments, upon termination of the SERP in connection with the consummation of the Merger, in exchange for their waiver of certain rights and benefits under the SERP. Such amounts are reported to be up to $5,100,000 in the aggregate. Such officers will then become eligible to participate in Atmos' Supplemental Executive Benefits Plan (the "SEBP"). In addition to the payments made to other officers, Mr. Koonce will be entitled to receive from the SERP a benefit with a value that is currently undisclosed. In the original Merger Agreement, the amount was stated to be $2,247,434.

Pursuant to the Merger Agreement, Atmos has agreed to enter into Employment Agreements with Messrs. Gene C. Koonce, James B. Ford and Thomas R. Blose, Jr., in the event the Merger is consummated. Mr. Koonce will become an officer of Atmos and serve as Vice Chairman of the Atmos Board of Directors (provided he is elected to the Board by Atmos shareholders by virtue of their approval of the Merger) for a period of six months after the Merger.
Mr. Ford will be employed as Senior Vice President--Finance of Atmos. Mr. Blose will be employed as the President of the United Cities operating division of Atmos and Vice President of Atmos. Both Mr. Ford and Mr. Blose will be guaranteed employment for a period of three years after the Merger. Such Employment Agree-ments provide that the employees will receive: an annual base salary; coverage under Atmos' Mini-Med Plan; participation in Atmos' Restricted Stock Grant Plan; participation in Atmos' SEBP; and participation in Atmos' pension, employee stock ownership, welfare benefit and other similar plans and benefits on the same basis as other executives of Atmos, including a company car (or car allowance) and country club membership.

The initial base salaries for Messrs. Koonce, Ford and Blose under the Employment Agreements are $370,875, $193,775 and $191,475, respectively. The Employment Agreements also provide for a retention payment of $60,000 to each of them if after 6 months following consummation of the Merger, the employee (i) is an employee of Atmos, or (ii) is not an employee of Atmos due to termination other than for "cause," his resignation for "good reason" or his having taken normal retirement at age 65. The Employment Agreements also include a severance payment provision whereby, if the employee is terminated other than for "cause" during the term of the agreement, the employee will be

         PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD entitled to receive all salary, benefits and contributions to plans and programs through the remainder of the agreement's term.

As set forth in United Cities' proxy statement for the Annual Meeting of Shareholders held on May 3, 1996, the base salary of Messrs. Koonce, Ford and Blose during the year ended December 31, 1995 was $303,077, $158,538 and $156,539, respectively.
Mr. Koonce's base salary was increased to $310,000 in April 1996. In the event the Merger is consummated and the Employment Agree-ments with such officers are executed, Messrs. Koonce, Ford and Blose will receive salaries that are 19.6%, 22.2% and 22.3% higher, respectively, than they received in 1995. Although the potential benefits to shareholders resulting from the Merger is speculative, the personal benefits to these officers is assured.

In addition, Atmos has agreed to severance agreements for Glenn B. Rogers, Senior Vice President--Gas Supply and Marketing of United Cities, and Shirley M. Hawkins, Senior Vice President and Secretary of United Cities. These agreements provide that in the event of their termination of employment for any reason after the one-year period following consummation of the Merger, Atmos will provide them with a severance payment equal to 200% of their then annual compensation.

Subsequent to the execution on July 19, 1996, of the Reorganiza-tion Agreement, United Cities adopted amendments to the SERP that, among other things, provide that if a participant becomes subject to the federal excise tax on "excess parachute payments" as a result of receiving any payments pursuant to the change of control provisions of the SERP, United Cities is obligated to make an additional cash payment to make him or her whole for such excise tax, on an after-tax basis. The maximum potential cost to United Cities of this change is approximately $8.9 million, or nearly $0.68 per United Cities share.

Southern Union believes that such perquisites deprive Share-holders of substantial value and further impede the ability of potential third-party strategic partners from negotiating a merger or similar transaction with United Cities.

For further information on management perquisites related to the Merger, see "The Reorganization Agreement and the Merger -
Interest of Certain Person in the Merger -- United Cities Per-sonnel" and "United Cities Stock Plan."

IT'S NOT TOO LATE.  IF THE MERGER PROPOSAL IS DEFEATED BECAUSE
------------------------------------------------------
EITHER THE APPROVAL OF THE REQUIRED MAJORITY OF SHAREHOLDERS IS NOT OBTAINED OR TEN PERCENT OR MORE OF THE SHAREHOLDERS ASSERT THEIR DISSENTERS' RIGHTS, THE MANAGEMENT PERQUISITES MAY NOT BE
                              ---------------------------------
PAID.
----

No Price Protection Despite Speculative Value of Atmos Stock
------------------------------------------------------------

The Merger Exchange Ratio has no "collar." Shareholders will receive one share of Atmos stock for each share of United Cities stock regardless of the market price of Atmos' common stock. The market price for Atmos stock has been historically volatile.

During 1995, Atmos stock had high and low sales prices of $20.625 and $15.875, respectively, representing a 30% price swing during that year. In 1996, prior to the announcement of executing the Merger Agreement on July 22, Atmos stock traded between $21.00 and $31.00 per share, representing a 48% price swing during that period. On July 22, 1996, the day the proposed Merger was announced, Atmos stock closed at $22.625, down more than 12% from its close of $25.875 on the previous trading day, July 19, 1996. During the period from July 22 to July 31, 1996 (the day prior to the filing by Southern Union of its Schedule 13D with the Securi-ties and Exchange Commission reporting its ownership of 6.5% of United Cities' Common Stock (the "Schedule 13D")), Atmos stock traded between $20.875 and $25.875,

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

representing a 24% spread.  From August 1 through October 16,
1996, Atmos stock traded between $21.25 and $24.125, representing a 14% price range. The daily trading volume of Atmos stock during 1996 has been as low as 1,200 shares and as high as 1,210,500 shares.

Southern Union believes that the volatile nature of Atmos' stock price makes accurate valuation of the Merger consideration impos-sible, as such market price may not be reflective of its actual value. Southern Union also believes that the recent relative stabilization of Atmos' stock may reflect the effect of Southern Union's Schedule 13D, reporting its substantial equity stake in United Cities. Southern Union's Schedule 13D and its ownership of United Cities stock may be considered by certain persons to indicate the prospect of competing offers for United Cities or Atmos, which may be holding the prices of both Atmos' and United Cities' stock above where they would otherwise trade.

As disclosed in a Form 4 Statement of Changes in Beneficial Ownership of Securities filed with the Securities and Exchange Commission, on June 24, 1996, Charles K. Vaughan, Chairman of the Board of Atmos, sold 4,500 shares of Atmos common stock (repre-senting approximately 5.8% of his saleable shares held at such time) in an open market transaction at a per share price of $26.00, or an aggregate price of $117,000. Shareholders should note that this sale took place about two months after Mr. Koonce advised Mr. Vaughan that United Cities would consider a merger between the two companies, about one week after they discussed conceptual terms for the Merger, AND THE DAY BEFORE Mr. Vaughan allegedly first proposed the Merger Exchange Ratio to Mr. Koonce. Southern Union believes that Mr. Vaughan's actions should create concern about Atmos stock maintaining its high market price, particularly in the face of the proposed Merger. See "Background of the Merger - History of the Merger Negotiations" in the Board's Proxy Statement.

Limitations on PaineWebber Engagement and Uselessness of Fairness
-----------------------------------------------------------------
Opinion
-------

PaineWebber was not requested or authorized to solicit, and did not solicit, potential purchasers of United Cities. PaineWebber was not asked and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of United Cities, nor was PaineWebber furnished with any such evaluations or appraisals. Neither United Cities, nor PaineWebber in its Fairness Opinion (attached as Exhibit C to the Board's Proxy Statement), discuss the market value of United Cities in terms of the physical assets of United Cities, and what that may mean to the Shareholders. Furthermore, PaineWebber's analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Rather, PaineWebber's Fairness Opinion focused on, among other things, the financial position, operating results and market value of the stock of United Cities and Atmos, as well as other publicly available information. This is despite United Cities' selection of PaineWebber as financial advisor in connec-tion with the Merger based upon, among other factors, PaineWebber's "experience in the valuation of businesses." See "Background of the Merger - Opinion of United Cities' Financial Advisor" in the Board's Proxy Statement.

Southern Union believes that the fair market value of United Cities' assets is important to the Shareholders in making their decision as to where they may realize the greatest value for their shares. Southern Union does not believe that PaineWebber has performed a beneficial analysis of the fairness of the Merger consideration without having made geographical and demographical determinations as to markets which would find portions of the assets attractive, and without appraisals of the properties.

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

PaineWebber's Fairness Opinion states:

    "Our opinion is directed to the Board of Directors of [United Cities] and does not constitute a recommenda-tion to any shareholder of [United Cities] as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of [United Cities] as alternatives to the Merger or the decision of the Board of Directors of [United Cities] to proceed with the Merger. PaineWebber Incorporated was not re-quested or authorized to solicit, and did not solicit, potential purchasers of [United Cities]."

When Shareholders review the Fairness Opinion, this cautionary language should be kept in mind.

In determining whether to proceed with Merger negotiations with Atmos or to consider alternative transactions with other third parties, including any asset sale, Southern Union believes that it was the Board's responsibility to conduct, or retain a third party such as PaineWebber to conduct, such investigations and appraisals. The $600,000 payments to date, plus an additional $1,400,000 fee payable if the Merger is consummated, would bring PaineWebber's total bill to $2,000,000 -- amounting to about $.15 per United Cities share. Southern Union believes this payment should have been used to explore opportunities beneficial to the Shareholders, not to handcuff them to an inadequate sale of their company.

In Southern Union's view, the Fairness Opinion is merely a "rubber stamp" approval of the desire of United Cities management that the Board agree to the Merger with Atmos. These fees cannot be justified based on the limited scope of PaineWebber's engage-ment analyses and the resulting uselessness to Shareholders of the Fairness Opinion.

The Possibility of Other Bidders
--------------------------------

Southern Union's approach to United Cities regarding a possible business combination (described above under "- United Cities' Board and Management Did Not Consider Alternatives Despite Man-agement's Knowledge of Other Interested Parties Including Southern Union") demonstrates that there was, and United Cities was aware of, at least one other interested party. United Cities' failure to disclose Southern Union's inquiries--while they painstakingly disclose Atmos' historic interest--could suggest that there were other interested parties, too.

A VOTE AGAINST THE MERGER SENDS A STRONG MESSAGE TO THE UNITED CITIES BOARD OF DIRECTORS THAT YOU WANT THE BOARD TO INVITE ALTERNATIVES THAT MAY PROVE TO BE FINANCIALLY SUPERIOR TO THE PROPOSED MERGER WITHOUT THE SHAREHOLDERS BEARING THE COST OF THE TERMINATION FEE AND SPECIAL PERQUISITES FOR MANAGEMENT.

Shareholders should note that they are being asked to vote AGAINST the Merger on the GOLD PROXY CARD -- THEY ARE NOT BEING ASKED TO VOTE ON ANY ALTERNATIVE TO THE MERGER. The existence or implementation of any such alternative plan is speculative. However, United Cities' Board is entrusted with considering the interests and expectations of Shareholders and, therefore, the United Cities Board may consider alternatives to the Merger in the event Shareholders reject the proposed Merger by voting AGAINST the Merger on the GOLD PROXY CARD.

Although the proposed Merger consideration is in excess of both the book value and market value of United Cities as of June 30, 1996, Southern Union believes that it is possible that the terms a third-party acquiror or merger partner would agree to might be more favorable to the Shareholders but for certain terms of the Merger approved by the United Cities Board such as the Termina-tion Fee and certain management perquisites. However, there can be no assurance that an alternative transaction will occur if the Merger is not consummated or that Shareholders will receive terms more favorable than in the Merger if they vote against the Merger and an alternative transaction is subsequently implemented; nor can there be an accurate prediction with respect to the prices at which United Cities Common Stock would trade under any such cir-cumstances.

           PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

Litigation
----------

Southern Union has initiated certain suits against United Cities and its directors and certain executives, and is presently defending against an administrative proceeding filed by United Cities and Atmos, and a declaratory judgment action filed by United Cities. Each of these actions is summarized below.

On August 20, 1996, Southern Union filed a complaint against United Cities, its Board members and other executives in the United States District Court for the Middle District of Tennessee (Nashville Division) (the "Tennessee Complaint"), alleging that United Cities' Board of Directors failed to exercise their fiduciary duties properly in approving the proposed Merger into Atmos. The Tennessee Complaint seeks preliminary and permanent injunctive relief against United Cities (1) to prevent its taking any further action to consummate the proposed Merger until such time as United Cities' Board has properly exercised its fiduciary duties and (2) directing United Cities to provide Southern Union with confidential information in order to provide Southern Union with the option of making an informed offer for United Cities, in the event it determines to do so. Presently, the parties to this action are engaged in discovery.

On October 18, 1996, Southern Union filed a complaint against Atmos based on Texas law in the District Court of Dallas, Texas (the "Texas Complaint"), alleging that Atmos knowingly partici-pated in breaches of fiduciary duties by United Cities, similar to those described above in the Tennessee Complaint, in connec-tion with the proposed Merger. The Texas Complaint seeks pre-liminary and permanent injunctive relief against Atmos to bar its taking any further action to consummate the Merger and otherwise enforcing its rights under the Merger Agreement, including, but not limited to, those provisions (i) restricting the conduct of United Cities' business pending the Merger, (ii) limiting United Cities' ability to solicit or facilitate com-peting transactions or proposals, (iii) providing for termina-tion of the SERP and (iv) providing for payment of the $15,000,000 Termination Fee. The Texas Complaint also seeks actual and exemplary damages.

On August 6, 1996, United Cities and Atmos filed a joint com-plaint (the "MPSC Complaint") against Southern Union with the Public Service Commission of the State of Missouri (the "MPSC"). The MPSC Complaint alleges, among other things, that Southern Union purchased Common Stock without the prior approval of the MPSC in violation of Missouri law. The MPSC Complaint seeks, among other things, (i) a declaration by the MPSC that the pur-chases of Common Stock by Southern Union are in violation of Missouri law and are void and of no effect, (ii) an order by the MPSC requiring Southern Union to submit a plan of divestiture of the Common Stock for approval of the MPSC, (iii) an order by the MPSC requiring that Southern Union cease and desist any further purchases of the Common Stock, (iv) an order by the MPSC requiring Southern Union to refrain from exercising any incidents of ownership in the Common Stock, and (v) maximum penalties in the amount of two thousand dollars ($2,000) for each separate and distinct offense of Missouri law by Southern Union. A hearing before the MPSC has been scheduled for November 12, 1996 to argue Southern Union's motion to dismiss or stay the MPSC Complaint.
To date, the MPSC has denied motions by United Cities and Atmos to compel document production by Southern Union and to expedite the proceeding. United Cities and Atmos subsequently filed a motion for partial summary judgment (and request for a hearing on such motion on November 12, 1996) on the issue of whether the Missouri law cited by United Cities and Atmos is applicable to Southern Union's purchases of Common Stock. Southern Union has denied the applicability of the Missouri law and the availability of the remedies that United Cities and Atmos seek, intends to oppose the motion for partial summary judgment (and request for a hearing on such motion), and has defended and intends to continue to defend vigorously against the MPSC Complaint. It is not possible to predict with any certainty what action may be taken by the MPSC on the scheduled hearing date or thereafter.

On August 19, 1996, Southern Union filed a complaint in the United States District Court for the Eastern District of Missouri (Southern Division) (the "Missouri Complaint") seeking a declaratory judgment that Southern Union is entitled to all the usual and customary rights and privileges of ownership of its shares of Common Stock because the Missouri statute that is the basis of the MPSC Complaint is not applicable to Southern Union's purchases of the Common Stock or otherwise is unconstitutional under the federal and Missouri constitutions. The MPSC has intervened in this action. United Cities and the MPSC have separately filed motions to dismiss this compliant, which Southern Union has opposed. Southern Union has and intends to continue to defend vigorously its ownership of United Cities shares and all rights to which it is entitled as a Shareholder.

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

Pursuant to its rights as a Shareholder under Illinois law, Southern Union issued a request to United Cities for a list of Shareholders as of the Record Date so that Southern Union could communicate with them about the proposed Merger with Atmos in advance of the Special Meeting. United Cities originally promised to advise Southern Union of its position with respect to Southern Union's request by October 11, 1996. Contrary to this representation, however, United Cities did not respond to Southern Union's request by denying it until October 14, 1996, when it informed Southern Union that, on October 11, 1996, it had filed a lawsuit against Southern Union in Cook County, Illinois, seeking a declaratory judgment that it is not obligated to dis-close its Shareholder list to Southern Union until the MPSC Complaint has been resolved and that it is not subject to penalties for refusing Southern Union's request. The apparent purpose of this diversionary tactic is to create multiple litigation and prevent Southern Union from obtaining the Share-holder list and communicating with the Shareholders before the scheduled vote on the proposed Merger. Southern Union has filed a Notice of Removal removing the case to the United States Dis-trict Court for the Northern District of Illinois. Southern Union intends to file appropriate motions to dismiss or transfer the action to the United States District Court for the Eastern District of Missouri.

After United Cities denied its request for the shareholder list, Southern Union filed a First Amended Complaint in the Missouri Complaint in which it seeks a preliminary and permanent injunc-tion directing United Cities to deliver to Southern Union the Shareholders list as of the Record Date and to recognize Southern Union as entitled to vote the shares of United Cities bene-ficially owned by Southern Union. That Amended Complaint also seeks a declaration that Southern Union is a shareholder of United Cities with all the rights of a shareholder.

                       DISSENTERS' RIGHTS

Any Shareholder of record as of the Record Date has the right to dissent to the approval of the Merger Agreement and the proposed Merger pursuant to Section 11.65 of the Illinois Act and the right to receive the "fair value" of his or her shares of Common Stock IN CASH after the closing of the Merger, if the Merger is completed, by complying with the procedures set forth in Section
11.70 of the Illinois Act.

How to Assert Your Dissenters' Rights
-------------------------------------

Shareholders of record of United Cities Common Stock who desire to assert their Dissenters' Rights must satisfy all of the con-ditions contained in Sections 11.65 and 11.70 of the Illinois Act. A written demand for payment for shares of Common Stock
      -------------------------------------------------------
must be delivered to United Cities by a Shareholder seeking pay-
---------------------------------------------------------------
ment before the taking of the vote on the Merger Agreement.  This
----------------------------------------------------------
written demand must be separate from any proxy or vote abstaining from voting or voting against approval of the Merger Agreement.

Voting against approval of the Merger Agreement, abstaining from voting or failing to vote with respect to approval of the Merger Agreement is required in order to perfect Dissenters' Rights. Such actions, alone, will not constitute a demand for payment
-------------------------------------------------------------
within the meaning of Sections 11.65 and 11.70 of the Illinois
--------------------------------------------------------------
Act.
---

SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SECTIONS 11.65 AND 11.70 MUST NOT VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT SHARE-HOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A SHAREHOLDER RETURNS THE BOARD'S PROXY CARD BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.


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

IF A SHAREHOLDER RETURNS A SIGNED GOLD OPPOSITION PROXY CARD BUT DOES NOT SPECIFY A VOTE FOR APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED "AGAINST" APPROVAL OF THE MERGER AGREEMENT, WHICH WILL PRESERVE, BUT NOT ITSELF CONSTITUTE ASSERTION OF, THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN ASSERTING YOUR
DISSENTERS' RIGHTS, YOU ARE INVITED TO CALL GEORGESON & COMPANY
INC. TOLL-FREE AT (800) ________.  BANKS AND BROKERS CALL (212)
________ (COLLECT).

A demand for appraisal should be sufficient if it reasonably informs United Cities of the identity of the Shareholder (including the name and address of the Shareholder and the number of shares held of record as such information appears on a proxy card for the Special Meeting) and that such Shareholder intends thereby to demand payment in cash for his or her shares. If the Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary.
If the Common Stock is owned of record by more than one per-son, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may exercise the demand for appraisal for a Shareholder of record; how-ever, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

A record owner, such as a broker, who holds Common Stock as a nominee for others, may exercise Dissenters' Rights with respect to the shares held for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand and the name and address of each such beneficial owner. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock out-standing in the name of such record owner. A beneficial owner of shares who is not the record owner may assert Dissenters' Rights as to shares held on such person's behalf only if the beneficial owner submits to United Cities the record owner's written consent to the dissent before or at the time the beneficial owner asserts Dissenters' Rights.

If the Merger Agreement is approved and the Merger is consum-mated, the surviving corporation, Atmos, must within 10 days of such consummation or 30 days after the delivery of the Share-holder's demand for payment in cash, whichever is later, send to the dissenting Shareholder a written opinion as to its estimated fair value of the shares and a commitment that it will pay the estimated fair value of the shares in cash upon delivery of the stock certificates by such Shareholder to Atmos. Atmos must also include with the estimate and commitment, its consolidated balance sheet as of the end of the most recent fiscal year, its consolidated statement of income for such year and its latest available unaudited condensed consolidated interim financial statements.

If the dissenting Shareholder does not agree with the opinion of Atmos as to Atmos' estimated fair value of his or her shares (or the amount of interest due), such Shareholder, within 30 days from the delivery of Atmos' statement of value, shall notify Atmos of his or her estimated fair value of the shares and shall demand payment for the difference between such estimated fair value (and interest due) and the amount that Atmos has agreed to pay to the Shareholder. If within 60 days of the delivery of the Shareholder's estimate of fair value of the shares (and interest due) to Atmos, Atmos and the dissenting Shareholder have not agreed in writing upon the fair value of the shares (and interest due), Atmos must either: (i) pay the difference between the Shareholder's estimated fair value of the shares (with interest) and any amount previously paid by Atmos; or (ii) file a petition in the Circuit Court of the appropriate county in Illinois requesting that the court determine the fair value of the shares (and interest due).
All dissenting Shareholders whose claims remain unsettled at the time of the filing of the action must be

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

joined as parties thereto and be bound by the judgment of the Court. The Court may appoint one or more persons to serve as appraisers to hear evidence and determine the fair value of the shares.

Each dissenting Shareholder who is a party to the action will be entitled to the payment of the fair value of the shares as deter-mined by the Court, plus interest at a rate deemed fair and rea-sonable by the Court, from the date of consummation of the Merger until the date of payment, less any amount therefor previously paid by Atmos. The Court may also assess court costs, other than attorneys' and experts' fees of the parties, against Atmos if the fair value, as determined by the Court, materially exceeds the amount which Atmos initially agreed to pay for the shares. The Court may assess such costs and fees against a dissenting Share-holder if the fair value of the shares, as estimated by such Shareholder, materially exceeds the fair value as determined by the Court. The Court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the Court finds equitable.

The provisions of Sections 11.65 and 11.70 are technical in nature and complex. The preceding summary is qualified in its entirety by reference to Sections 11.65 and 11.70, the complete text of which is attached as Exhibit D to the Board's Proxy Statement. Shareholders desiring to exercise Dissenters' Rights and obtain payment of the fair value of their Common Stock should consult counsel, as failure to comply strictly with the provi-sions of Sections 11.65 and 11.70 may defeat their Dissenters' Rights.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN ASSERTING YOUR
DISSENTERS' RIGHTS, YOU ARE INVITED TO CALL GEORGESON & COMPANY
INC. TOLL-FREE AT (800) ________.  BANKS AND BROKERS CALL (212)
________ (COLLECT).

Withdrawal of Dissenters' Rights
--------------------------------

Shareholders are advised that they retain the ability to abandon their Dissenters' Rights and receive the Merger consideration until the earlier of (i) the date immediately prior to the date Atmos files its petition with the circuit court and (ii) the date Atmos pays the dissenting Shareholder the difference between the Shareholder's and Atmos' estimated fair value of the shares. As neither of these dates can occur prior to the consummation of the Merger, which is currently expected to occur no sooner than March 1997, SHAREHOLDERS MAY WITHDRAW THEIR DISSENTERS' RIGHTS REQUEST FOR CASH PAYMENT AND BE ELIGIBLE TO RECEIVE THE MERGER CONSID-ERATION FOR SEVERAL MONTHS AFTER THE SPECIAL MEETING SCHEDULED FOR NOVEMBER 12, 1996.

                     ADDITIONAL INFORMATION

Reference is made to the Board's Proxy Statement for information concerning, among other matters, the Merger, the Common Stock, beneficial ownership of Common Stock by and other information concerning United Cities's management, United Cities' independent public accountants, the principal holders of Common Stock, the vote required to approve the Merger and procedures for submitting proposals for consideration at the next annual meeting of United Cities.

                    EXPENSES OF SOLICITATION

The entire expense of preparing and mailing this Opposition Proxy Statement and any other soliciting materials and the total expenditures relating to the solicitation of Opposition Proxies will be borne by Southern Union. In addition to the use of the mails, Opposition Proxies may be solicited by Southern Union's affiliates, directors, executive officers and other officers, employees and agents by telephone, telegram and personal solici-tation. No additional compensation will be paid to those persons


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

engaged in such solicitation. Southern Union's affiliates, directors, executive officers and other officers, employees and agents will be indemnified by Southern Union for losses, claims and liabilities arising out of their activities relating to the solicitation of Opposition Proxies.

Southern Union has entered into an agreement with Georgeson & Company Inc. ("Georgeson") pursuant to which Georgeson has agreed to assist Southern Union with its solicitation of Opposition Proxies, strategy, press and investor relations in connection with the Special Meeting. The agreement with Georgeson provides for the payment of fees to Georgeson in the amount of $__________. Georgeson will receive reimbursement from Southern Union for its expenses incurred in its engagement and will be indemnified by Southern Union against liabilities arising out of such engagement.

Georgeson expects to engage approximately _____ persons in con-nection with its efforts on behalf of Southern Union. Such per-sons will, among other activities, solicit proxies from Shareholders by telephone, telegram and personal solicitation. In addition, banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of the Common Stock that such institutions hold of record, and Southern Union will reimburse such institutions for their reasonable out-of-pocket expenses.

Southern Union estimates that its total expenditures relating to the solicitation of Opposition Proxies will be approximately $_________, plus the fees payable to Georgeson and additional expenditures if there is litigation. There have been $______ in cash expenditures to date relating to the solicitation of Opposition Proxies. Southern Union presently intends to seek reimbursement from United Cities for reasonable expenses in connection with the solicitation of Opposition Proxies.

            CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS

To the knowledge of Southern Union, no director or executive officer of Southern Union is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of United Cities. To the knowledge of Southern Union, no such director or executive officer or any associate of such persons has any arrangement or understanding with respect to any future employment by United Cities or its affiliates, and no such person has any arrangement or understanding with respect to any future transactions to which United Cities or any of its affiliates will or may be a party.

All transactions in securities of United Cities engaged in by Southern Union during the past two years are listed in Appendix B hereto.

Except as described herein or in Appendix B attached hereto, neither Southern Union nor its directors or executive officers or any associates of such persons (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of United Cities' last fiscal year, or in any current proposed transaction, to which United Cities or any of its subsidiaries was a party, (ii) owns beneficially any securities of United Cities, (iii) borrowed any funds for the purpose of acquiring or holding any securities of United Cities (except, as disclosed in the Schedule 13D, with respect to Southern Union's revolving credit agreement, funds from which are included in the working capital used to purchase Southern Union's investment in the Common Stock), or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of United Cities, (iv) is the beneficial or record owner of any securities of United Cities or any parent or subsidiary thereof, or (v) has, during the past ten years, been convicted in a crimi-nal proceeding (excluding traffic violations or similar misde-meanors).

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

             SECURITY OWNERSHIP OF UNITED CITIES

To the knowledge of Southern Union, as of the Record Date, Southern Union was the only Shareholder who beneficially owned more than five percent of any class of voting securities of United Cities. As of the Record Date, Southern Union bene-ficially owned 854,300 shares of Common Stock, or 6.5% of the Common Stock outstanding on the Record Date.


     SHARES REPRESENTED BY THIS OPPOSITION PROXY STATEMENT

All of the 854,300 shares of the Common Stock beneficially owned by Southern Union are represented in this Opposition Proxy
Statement.





        PLEASE COMPLETE AND RETURN THE GOLD PROXY CARD

                         APPENDIX A
                         ----------

Each of the persons who may participate in soliciting Opposition
Proxies (other than employees of Georgeson) is identified below:

Name                        Position(s) Held with Southern Union
--------------------        ------------------------------------

George L. Lindemann         Chairman of the Board and Chief
                              Executive Officer

John E. Brennan             Vice Chairman of the Board

Peter H. Kelley             President and Chief Operating Officer
                              and Director

Frank W. Denius             Director

Aaron I. Fleischman         Director

Kurt A. Gitter, M.D.        Director

Adam M. Lindemann           Director

George Rountree, III        Director

Roger J. Pearson            Director

Dan K. Wassong              Director

Ronald J. Endres            Executive Vice President and Chief
                              Financial Officer

David J. Kvapil             Vice President - Controller

Dennis K. Morgan            Vice President - Legal and Secretary

George Yankowski            Treasurer and Director of Investor
                              Relations

Nancy Capezzuti             Senior Vice President - Human
                              Resources

Stephen A. Bouchard         Partner, Fleischman and Walsh, L.L.P.,
                              Legal Counsel to Southern Union

                         APPENDIX B
                         ----------

Set forth below are descriptions of transactions in the Common
Stock by Southern Union effected during the past two years, all of which represent open market purchases, net of brokerage com-missions:

                         Number of Shares of
Date of Transaction         Common Stock          Price Per Share
-------------------      -------------------      ---------------

 December 6, 1995               5,000                 $16.7500
 December 6, 1995               1,500                  16.6250
 December 7, 1995               2,500                  16.7500
 December 7, 1995               2,500                  16.7500
 December 7, 1995               3,500                  16.7500
 December 8, 1995               1,500                  16.7500
 December 8, 1995               7,500                  17.2500
 December 11, 1995             30,000                  17.2500
 December 12, 1995              2,000                  17.2500
 December 12, 1995              5,000                  17.5000
 December 14, 1995              1,500                  17.2500
 December 20, 1995              2,500                  16.7500
 December 20, 1995              2,500                  17.0000
 December 21, 1995              7,500                  17.0000
 December 22, 1995             10,000                  17.1250
 January 2, 1996              500,000                  18.5500
 July 23, 1996                 43,000                  20.0000
 July 23, 1996                 19,000                  19.8750
 July 23, 1996                  5,000                  19.6250
 July 23, 1996                 20,000                  19.7500
 July 24, 1996                 25,000                  19.7500
 July 24, 1996                 10,000                  19.6250
 July 24, 1996                  7,000                  19.8750
 July 24, 1996                 21,000                  20.0000
 July 25, 1996                 22,500                  19.8750
 July 25, 1996                  3,000                  19.7500
 July 26, 1996                  6,000                  19.8750
 July 26, 1996                  1,000                  19.6250
 July 26, 1996                 20,600                  19.7500
 July 29, 1996                 18,400                  19.7500
 July 29, 1996                 11,000                  19.6250
 July 30, 1996                 21,400                  19.7500
 July 31, 1996                  5,000                  19.8125
 July 31, 1996                 10,400                  19.7500

        [TO BE DELIVERED TO UNITED CITIES' SHAREHOLDERS
             WITH DEFINITIVE PROXY STATEMENT ONLY]

                     OPPOSITION PROXY CARD
                   United Cities Gas Company
 Special Meeting of Stockholders -- To Be Held November 12, 1996
       THIS PROXY IS SOLICITED BY SOUTHERN UNION COMPANY


The undersigned shareholder of United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), hereby appoints Peter H. Kelley and Ronald J. Endres, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Special Meeting of Shareholders to be held on November 12, 1996 at 10:30 a.m., Central Time at the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee and at any adjournment or postponement thereof (the "Special Meeting"), and in connection therewith to represent and vote all the shares of Common Stock of United Cities which the undersigned would be entitled to vote.

Said proxies and attorneys, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Special Meeting and hereby ratifies and confirms all that said proxies and attorneys, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting and all matters presented at the Special Meeting but which are not known to Southern Union Company at the time of the solicitation of this proxy.

Proposal to ratify and approve an Agreement and Plan of Reorgani-zation dated July 19, 1996 as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996, by and between United Cities and Atmos Energy Corporation, a Texas corporation ("Atmos"), and approve the Plan of Merger and the Merger of United Cities with and into Atmos, with Atmos as the surviving corporation (the "Merger").

     [  ]  FOR         [  ]  AGAINST          [  ]  ABSTAIN


SOUTHERN UNION COMPANY RECOMMENDS A VOTE AGAINST RATIFICATION AND
                                         -------
APPROVAL OF THE MERGER.

   IMPORTANT:  PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN
               PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED.  NO
               POSTAGE IS NECESSARY IF MAILED IN THE UNITED
               STATES.

Each of the above-named proxies at said Special Meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on this proxy. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any postponements or adjournments thereof. If no instructions are indicated herein, this Proxy will be treated as a grant of authority to vote AGAINST the proposal and in the discretion of the above-named proxies on any other matters to be voted upon at the Special Meeting.

                          THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF
                          COPIES OF THE OPPOSITION PROXY STATE-
                          MENT AND THE BOARD'S PROXY STATEMENT


                          Date                        , 1996
                               -----------------------



                          -----------------------------------
                          (Signature of shareholder)


                          -----------------------------------
                          (Signature of shareholder)

                          Please sign your name exactly as it
                          appears hereon and return this proxy
                          promptly in the enclosed envelope.
                          Where there is more than one owner,
                          each should sign.  When signing in a
                          fiduciary capacity, please add your
                          title as such.  If executed by a
                          corporation, the proxy should be signed
                          by a duly authorized officer.

     PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

       SOUTHERN UNION COMPANY RECOMMENDS A VOTE AGAINST
                                                -------
           RATIFICATION AND APPROVAL OF THE MERGER